UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2016

Bellicum Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX		77030
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 832-384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 31, 2016, the Board of Directors (the “Board”) of Bellicum Pharmaceuticals, Inc. (the “Company”), approved a six month extension of the Employment Agreement, dated April 6, 2015, between the Company and Kevin M. Slawin, M.D., the Chief Technology Officer and a director of the Company (the “Employment Agreement”), in accordance with the provisions of the Employment Agreement. The Employment Agreement and Dr. Slawin’s position as an employee of the Company will terminate on December 31, 2016.

The Board also approved the terms of a six month consulting agreement between Dr. Slawin and the Company, effective January 1, 2017 through June 30, 2017 (the “Consulting Agreement”). Pursuant to the terms of the Consulting Agreement, following termination of the Employment Agreement, Dr. Slawin agreed to serve as a special advisor to the Science Committee of the Board, undertaking special projects as requested by the Science Committee or the Board. The Consulting Agreement provides that Dr. Slawin will be paid a monthly consulting fee of $25,000 during the six-month term of the agreement. In addition, Dr. Slawin will be entitled to receive healthcare benefits during the term of the Consulting Agreement and also will be entitled to reimbursement for documented expenses under the Company’s reimbursement policy.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: April 6, 2016	By:	/s/ Ken Moseley
Ken Moseley Senior Vice President and General Counsel